As filed with the Securities and Exchange             Registration No. 33-63657
Commission on April 4, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-2 TO
              REGISTRATION STATEMENT (Previously filed on Form S-1)
                        UNDER THE SECURITIES ACT OF 1933

                       Aetna Insurance Company of America
--------------------------------------------------------------------------------
                                  Connecticut

                                   06-1286272
--------------------------------------------------------------------------------

       151 Farmington Avenue, Hartford, Connecticut 06156, (860) 273-7834

                            Susan E. Bryant, Counsel
                       Aetna Insurance Company of America
            151 Farmington Avenue, RE4A, Hartford, Connecticut 06156
                                 (860) 273-7834
--------------------------------------------------------------------------------
            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

--------------------------------------------------------------------------------
The annuities covered by this registration statement are to be issued from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box.                                               [XX]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1)
of this Form, check the following box                                       [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                               [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                      [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                             [ ]

                              CROSS REFERENCE SHEET
                           Pursuant to Regulation S-K
                                   Item 501(b)



Form S-2
Item No.    Information Required in Prospectus        Location in Prospectus

   1     Forepart of the Registration Statement
         and Outside Front Cover Page of
         Prospectus...............................    Cover Page

   2     Inside Front and Outside Back Cover          Cover Page
         Pages of Prospectus......................

   3     Summary Information, Risk Factors
         and Ratio of Earnings to Fixed Charges...    Summary Information;
                                                      Description of
                                                      Contracts; Financial
                                                      Statements

   4     Use of Proceeds..........................    Investments

   5     Determination of Offering Price..........    Not Applicable

   6     Dilution.................................    Not Applicable

   7     Selling Security Holders.................    Not Applicable

   8     Plan of Distribution.....................    Description of the
                                                      Contracts

   9     Description of Securities to be
         Registered...............................    Description of the
                                                      Contracts

   10    Interests of Named Experts and Counsel ..    Not Applicable

   11    Information with Respect to the
         Registrant...............................    Not applicable

   12    Incorporation of Certain
         Information by Reference ................    Incorporation of
                                                      Certain Documents by
                                                      Reference; Experts

   13    Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities .............................    Indemnification

                           AETNA MULTI-RATE ANNUITY

                      Aetna Insurance Company of America

                             151 Farmington Avenue

                          Hartford, Connecticut 06156

     This Prospectus describes certain single purchase payment modified guaranteed deferred annuity contracts offered by Aetna Insurance Company of America ("Company"). The contracts are issued as individual or group contracts and allow you to earn interest and accumulate amounts on a tax deferred basis. The amounts you accumulate can be used to provide annuity payments or other benefits.

     Individual contracts may be purchased directly or as a rollover Individual Retirement Annuity. Group contracts may be purchased for both qualified and non-qualified plans. Interests under a group contract will be evidenced by the issuance to you of a separate certificate. Individual contracts and certificates under group contracts are both referred to herein as the "Contract." This Prospectus should be read thoroughly before you purchase a Contract.

     A minimum single purchase payment of at least $10,000 must accompany the application for a Contract. Under the Contracts, the Company sets various rates of interest ("Guaranteed Rates") that are paid for varying periods ("Guaranteed Periods"). You choose the Guaranteed Period for which you would like to invest. At the end of that Guaranteed Period, you may reinvest your accumulated funds in another Guaranteed Period. Information concerning available Guaranteed Periods and Guaranteed Rates may be obtained by calling 1-800-531-4547.

     You may withdraw all or part of your accumulated funds at any time. Withdrawals prior to the end of a Guaranteed Period may be subject to a Market Value Adjustment and a surrender fee. Upon a full withdrawal, you could, therefore, receive less than your purchase payment.

                                --------------

THIS PROSPECTUS AND OTHER INFORMATION ABOUT THE COMPANY REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION CAN BE FOUND IN THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT BE LAWFULLY MADE.

                                --------------

THE CONTRACTS ARE NOT DEPOSITS OR OBLIGATIONS OF OR GUARANTEED BY ANY BANK, NOR ARE THEY INSURED BY THE FDIC; THEY ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

THESE CONTRACTS ARE NOT OFFERED FOR SALE IN THE STATE OF NEW YORK.

                                --------------

                  The date of this Prospectus is May 1, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information concerning the Company may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     This Prospectus is accompanied by a copy of the Company's annual report on Form 10-K for the year ended December 31, 1996. Reference is made to Form 10-K for a description of the Company and its business, including financial statements.
     The Company intends to deliver to holders of outstanding Contracts account statements at least annually and such other periodic reports as may be required by law, but it is not anticipated that any such reports will include periodic financial statements or information concerning the Company.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's latest Annual Report on Form 10-K, filed with the Commission pursuant to Section 15(d) of the Exchange Act, is incorporated by reference into this Prospectus and must accompany this Prospectus. The Form 10-K contains additional information about the Company, including certified financial statements for the Company's latest fiscal year. No other reports have been filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by that Form 10-K.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in the Registration Statement of which this Prospectus forms a part other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Aetna Insurance Company of America, 151 Farmington Avenue, Hartford, Connecticut 06156, telephone (800) 531-4547.

                                TABLE OF CONTENTS

                                                                           Page
AVAILABLE INFORMATION   ................................................      2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE    .....................      2
SPECIAL TERMS  .........................................................      4
SUMMARY INFORMATION  ...................................................      5
DESCRIPTION OF CONTRACTS   .............................................      7
 The Application Process   .............................................      7
 Free Look  ............................................................      7
The Accumulation Period    .............................................      7
 Guaranteed Periods and Guaranteed Rates  ..............................      7
 Your Choices at the End of a Guaranteed Period    .....................      8
WITHDRAWALS AND SURRENDERS    ..........................................      8
 General    ............................................................      8
 The Market Value Adjustment  ..........................................      9
 Fees Applicable to Withdrawals  .......................................      9
 Special Withdrawals    ................................................     10
 The Systematic Withdrawal Option   ....................................     10
 The Estate Conservation Option  .......................................     10
 The Nursing Home Waiver   .............................................     11
 Payment Upon Withdrawal or Surrender  .................................     11
CHARGES AND DEDUCTIONS  ................................................     11
 Premium Taxes    ......................................................     11
 Maintenance Fees    ...................................................     11
DEATH BENEFIT  .........................................................     11
 Death Benefit Options Available to Your Beneficiary  ..................     11
ANNUITY PERIOD    ......................................................     12
 Selecting an Annuity Date    ..........................................     12
 Annuity Payments    ...................................................     12
 Annuity Options  ......................................................     12
 Payment Upon Death After Annuity Payments Begin   .....................     13
INVESTMENTS    .........................................................     13
PARTICIPANT AND BENEFICIARY RIGHTS AND PRIVILEGES  .....................     14
AMENDMENT OF THE CONTRACTS    ..........................................     14
DISTRIBUTION OF THE CONTRACTS    .......................................     14
FEDERAL INCOME TAXES    ................................................     14
 The Company   .........................................................     14
 Taxes You or Others Pay--Non-Qualified Contracts  .....................     15
  Accumulation Period   ................................................     15
  Annuity Payments   ...................................................     15
  Non-Natural Holders of a Non-Qualified Contract  .....................     15
  Withdrawals Before the Annuity Date  .................................     15
  Penalty For Premature Withdrawals and Payments   .....................     15
  Partial Annuitization    .............................................     15
  Distribution-At-Death Rules    .......................................     16
  Certain Tax-Free Exchanges  ..........................................     16
 Taxes You or Others Pay--Qualified Contracts   ........................     16
  Contracts Purchased As A Rollover Individual Retirement Annuity    ...     16
  Withholding on Eligible Rollover Distributions   .....................     16
  Qualified Pension, Profit-Sharing Plans, or Annuity Plans    .........     16
  Tax Sheltered Annuities  .............................................     16
  Withholding of Taxes  ................................................     17
  See Your Own Tax Adviser    ..........................................     17
LEGAL MATTERS  .........................................................     17
EXPERTS  ...............................................................     17
FURTHER INFORMATION  ...................................................     17
INQUIRIES   ............................................................     17
APPENDIX A: Calculating A Market Value Adjustment  .....................    A-1

                                 SPECIAL TERMS

     As used in this Prospectus, the following terms have the indicated meanings:

Annuitant: The person whose life is measured for purposes of the duration of annuity payments or the payment of the death benefit. This individual is designated by you in your application. Prior to the Annuity Date you may request In Writing to change the designated Annuitant, but any such change is only effective if approved by the Company.

Annuity Date: The date your annuity payments start under an annuity option you elect. This date may be any time after the first year of your Contract, and will be the later of the Annuitant's 85th birthday, or the tenth anniversary of your purchase payment, unless you elect otherwise.

Annuity Option: The method you select for your annuity payments to be made.

Beneficiary: The person(s) entitled to receive any payment from the Contract upon your death, the death of the Annuitant if not you, or the death of a joint holder, as applicable. This person is designated by you in your application. If a joint holder dies, the surviving joint holder will be deemed the designated Beneficiary, and any other Beneficiary on record will be treated as the contingent Beneficiary.

Current Value: As of any given date, your purchase payment plus interest credited, less any amount withdrawn or used to provide annuity payments. The Current Value will also reflect any deduction for premium taxes, in the event such taxes are deducted from your purchase payment, and any deduction for maintenance fees, if such fees are applicable.

Guaranteed Period: The period for which Guaranteed Rates are credited.

Guaranteed Rate: The interest rate that we guarantee to pay during Guaranteed Periods.

In Writing: A written form satisfactory to the Company and received at its offices addressed to: Aetna Insurance Company of America, 151 Farmington Avenue, Hartford, Connecticut 06156.

Market Value Adjustment: An adjustment that may be made to the amount withdrawn from the Contract before the end of the Guaranteed Period. The adjustment reflects the change in the value of the investment due to changes in interest rates since the date of deposit and is computed using the formula given in the Contract. The adjustment is expressed as a percentage of each dollar being withdrawn.

You: The person who owns and holds the Contract. You may have a joint holder, but only if such joint holder is your spouse. With respect to a group contract, "you" refers to the person or persons who has or have been issued a certificate under the group contract. Where there are joint holders of the Contract, each must join in making any request or election or to take any action pursuant to the Contract.

                              SUMMARY INFORMATION

     The Contract is an annuity contract issued to you by the Company that allows you to invest and accumulate funds while deferring taxes on the interest you earn.

     You make a single purchase payment for a Contract. The minimum purchase payment is $10,000. You may make larger payments, or you may buy more than one Contract. Purchase payments over $1,000,000 require the Company's prior approval. The interest rates that we guarantee are called Guaranteed Rates, and the fixed periods during which these rates are guaranteed are called Guaranteed Periods.

     When you purchase a Contract, you select the Guaranteed Period you want from among those the Company then offers. Except as described below, your purchase payment will earn interest at the Guaranteed Rate for the duration of the Guaranteed Period you select. Guaranteed Periods always start on the first business day of the month. During the period of time between the date your purchase payment is credited and the start of the Guaranteed Period you select, your purchase payment earns interest at the Guaranteed Rate applicable to the Guaranteed Period you selected. The Guaranteed Rates offered will never be less than the minimum guaranteed interest rate stated in the Contract. Guaranteed Periods are offered at the Company's discretion for various lengths of time ranging up to and including twenty years. You may divide your single purchase payment among any of the various Guaranteed Periods that we offer, but you must invest at least $1,000 in any single Guaranteed Period selected.

     For Guaranteed Periods of greater than one year, more than one Guaranteed Rate may be applicable during a Guaranteed Period. For example, a Guaranteed Period of five years may apply one Guaranteed Rate for the first year, a different Guaranteed Rate for the next two years, and a third Guaranteed Rate for the last two years.

     Prior to the end of any Guaranteed Period, you can elect to reinvest the current value of your Contract in another Guaranteed Period then available, withdraw all or part of your current value, or choose to start your annuity payments, subject to certain restrictions. The Company will notify you at least 18 calendar days before the end of any Guaranteed Period in which you have current value. If you make no election, the current value of your Contract automatically will be reinvested for a Guaranteed Period equal to the one just completed, or if not available, the next shortest Guaranteed Period then available. If no such shorter Guaranteed Period is available, the next longest Guaranteed Period will be used.

     THE COMPANY'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEED RATES TO BE DECLARED. THE COMPANY CANNOT PREDICT NOR CAN THE COMPANY GUARANTEE WHAT THE GUARANTEED RATES WILL BE FOR FUTURE GUARANTEED PERIODS UNTIL SUCH RATES ARE DECLARED. (See "Guaranteed Periods and Guaranteed Rates.")

     You may withdraw all or part of your Contract's current value at anytime. However, such withdrawals may be subject to a Market Value Adjustment, surrender fee, a deduction for premium taxes and maintenance fees, and/or federal income taxes and tax penalties.

     A Market Value Adjustment is an adjustment applied to any amounts you withdraw prior to the end of your Guaranteed Period. The Market Value Adjustment may increase or decrease the amount of your withdrawal. The Market Value Adjustment reflects the change in value of your investment in a Guaranteed Period due to changes in interest rates since the start of that Guaranteed Period. Generally, when interest rates decrease, the Market Value Adjustment amount is positive. Conversely, when interest rates increase, the Market Value Adjustment amount is negative. If interest rates increase, the amount you receive upon the withdrawal of the current value of your Contract before the end of the Guaranteed Period could be less than the amount you invested at the start of the Guaranteed Period. The amount of the Market Value Adjustment is determined by using the formula described in Appendix A. The Market Value Adjustment does not apply to Systematic Withdrawals or withdrawals under the Estate Conservation Option, but it is applicable to Special Withdrawals and withdrawals under the Nursing Home Waiver. The Market Value Adjustment also does not apply to amounts withdrawn at the end of your Guaranteed Period, provided that five days prior to the end of that Guaranteed Period we receive notice of the withdrawal In Writing. (See "Market Value Adjustment" and "The Systematic Withdrawal Option.")

     Except as described below, a surrender fee is imposed on any amount of your purchase payment withdrawn during the first seven years of your Contract. For purposes of this fee it is assumed that you are withdrawing all or a portion of your purchase payment first, not your earnings. The amount of the surrender fee is initially 7%, and declines periodically thereafter to 0% after the seventh year. The surrender fee is not applicable to any amounts withdrawn at the end of a Guaranteed Period if appropriate notice has been given. The surrender fee is also not applicable to any amounts used to provide annuity payments.

     After you own your Contract for one year, you are entitled to one Special Withdrawal per year, up to a maximum amount equal to 10% of the current value of your Contract at the time of your withdrawal. Also, if the current value of your Contract meets the minimum dollar amounts established by the Company, you can arrange a program of Systematic Withdrawals. Systematic Withdrawals allow you to withdraw specified amounts or percentages of your Contract's current value or to withdraw amounts over specified time periods that you determine. Similarly, for Contracts purchased as Individual Retirement Annuities, if you are at least age 70 1/2 and the current value of your Contract meets the minimum dollar amounts established by the Company, you can arrange a program of annual withdrawals through the Estate Conservation Option. This option is designed to provide annual payments in an amount equal to the minimum distribution that is required to be withdrawn each year under the federal tax laws. Surrender fees do not apply to Special Withdrawals, Systematic Withdrawals or withdrawals under the Estate Conservation Option or the Nursing Home Waiver, but such withdrawals may be subject to taxes, penalties and withholding taxes. (See "Federal Income Taxes.")

     Under certain emergency conditions, the Company may defer payment of any withdrawal, including surrenders, for a period not exceeding six months from the date of receipt of a surrender request.

     You choose when you want your annuity payments to start. Your annuity payments can start any time after the first year of your Contract, upon your selection of an annuity option. You may use all or part of the current value of your Contract to provide annuity payments. If your annuity payments start before the end of your Guaranteed Period, a Market Value Adjustment may be applied to any amounts used to start annuity payments. The annuity option you select also determines the number, amount and frequency of your annuity payments. Your annuity payments can be for a fixed period of time, for your life, for the life of another person you select, or for the joint lives of you and another person.

     The Contract also provides a death benefit, which is paid if you or the annuitant die before your annuity payments start. The amount of the death benefit equals the current value of your Contract, provided that the death benefit is paid within six months of the death of the annuitant. If paid after six months of the date of death of the annuitant, or if paid upon your death and you are not the annuitant, the death benefit equals the current value of your Contract as adjusted by any applicable Market Value Adjustment. Additionally, if you die and you are not the annuitant, the death benefit payable will be subject to a surrender fee, if applicable. In certain circumstances, your beneficiary or joint holder may have the option to continue the Contract rather than receiving the death benefit.
     The Company currently pays all state and local premium taxes on your Contract when due. The Company recovers applicable taxes paid on your behalf by deducting an appropriate amount from the current value of your Contract when annuity payments start, or earlier upon surrender of your Contract. Currently, such taxes range up to 4% of the amount of current value of the Contract used for annuity payments. The Company reserves the right to deduct premium taxes at any time from your purchase payment or from the current value of your Contract based upon the Company's determination of when such tax is due.

                           DESCRIPTION OF CONTRACTS

THE APPLICATION PROCESS

     To begin the application process, you must submit a completed application and your purchase payment to the Company for approval. The minimum purchase payment is $10,000. The Company retains the right to limit the amount of the maximum purchase payment, and all purchase payments over $1,000,000 require the Company's approval. You may not make any additional purchase payments under an existing Contract. However, additional Contracts may be purchased by eligible persons at the then prevailing Guaranteed Rates and terms.

     The Company will accept or reject an application within two business days of its receipt. If the application is incomplete, the Company may hold it and any accompanying purchase payment for five days. A purchase payment may be held for longer periods only with your consent, pending acceptance of the application. If the application is accepted, a Contract will be issued to you. If the application is rejected, the application and any purchase payment will be returned to you.

     If your application is properly completed and accepted by the Company, your purchase payment becomes part of the Company's general assets and is credited to an account established for you. The Company will confirm the crediting of your purchase payment In Writing within five business days of receipt of your properly completed application. You start earning interest on your purchase payment beginning on the effective date of your Contract, which is the date your purchase payment is credited.

     A Contract may be purchased as a rollover Individual Retirement Annuity by transferring amounts previously accumulated (rollover amounts) under another Individual Retirement Annuity or an Individual Retirement Account under Section 408 of the Internal Revenue Code of 1986 ("Tax Code"), or a retirement plan qualified under Section 401 or 403 of the Tax Code.

     The Company reserves the right to reject an application and, in such case, any purchase payment will be returned to you without interest. The Company will deliver your Contract within a reasonable time after receipt and acceptance of your properly completed application and purchase payment.

FREE LOOK

     You may cancel your Contract within ten days of receiving it (or as otherwise provided by state law) by giving Aetna written notice and returning your Contract. Upon cancellation, the Company will return your purchase payment to you within seven days after it receives your notice of cancellation.

                            THE ACCUMULATION PERIOD

GUARANTEED PERIODS AND GUARANTEED RATES

     In your application you select the Guaranteed Period you want from among those Guaranteed Periods the Company then offers. Your purchase payment earns interest at the Guaranteed Rate applicable to that Guaranteed Period. Guaranteed Periods always start on the first business day of the month. During the period of time between the date your purchase payment is credited and the start of the Guaranteed Period you selected, your purchase payment earns interest at the Guaranteed Rate applicable to the Guaranteed Period you selected. Guaranteed Periods are offered at the Company's discretion for various lengths of time ranging up to and including twenty years. You may divide your single purchase payment among any of the various Guaranteed Periods that we offer, but you must invest at least $1,000 in any single Guaranteed Period selected, and not less than $10,000 in all Guaranteed Periods selected. For Guaranteed Periods of greater than one year more than one Guaranteed Rate may be applicable during one Guaranteed Period. For example, a Guaranteed Period of five years may apply one Guaranteed Rate for the first year, a different Guaranteed Rate for the next two years, and a third Guaranteed Rate for the last two years.

     All Guaranteed Rates are stated in terms of effective annual rate of return; that is, a Guaranteed Rate reflects a full year's interest. Interest you earn is credited daily at a rate that will provide the guaranteed effective rate of return over the period of one year assuming no surrenders. Guaranteed Rates will never be less than the minimum guaranteed interest rate stated in the Contract. The Company reserves the right to offer, from time to time, Guaranteed Rates to prospective investors that are higher than those offered to current Contract owners with respect to Guaranteed Periods of the same duration.

     The example below shows how interest will be credited to you during each Guaranteed Period. The hypothetical interest rate used in this example is illustrative only and is not intended to predict future Guaranteed Rates to be offered under the Contract. Actual Guaranteed Rates offered may be more or less than those shown. The example assumes no withdrawals of any amount during the entire seven year Guaranteed Period illustrated. Accordingly, the example does not give effect to any Market Value

Adjustment, surrender fee, deduction for premium taxes and maintenance fees, or federal income taxes or possible tax penalties. (See "Withdrawals and Surrenders," "The Market Value Adjustment," and "Premium Taxes," below, and "Federal Income Taxes.")

             Example of Interest Crediting at the Guaranteed Rate

Purchase Payment:        $20,000
Guaranteed Period:       7 years
Guaranteed Rate:         6.00% per annum

     The Guaranteed Rate is applied in this example by using the following formula: 1 + the Guaranteed Rate = 1.06.

Current Value at end of Contract Year 1 = $21,200.00 ($20,000.00 x 1.06)
Current Value at end of Contract Year 2 = $22,472.00 ($21,200.00 x 1.06)
Current Value at end of Contract Year 3 = $23,820.32 ($22,472.00 x 1.06)
Current Value at end of Contract Year 4 = $25,249.54 ($23,820.32 x 1.06)
Current Value at end of Contract Year 5 = $26,764.51 ($25,249.54 x 1.06)
Current Value at end of Contract Year 6 = $28,370.38 ($26,764.51 x 1.06)
Current Value at end of Guaranteed Period = $30,072.61 ($28,370.38 x 1.06)
Total Interest Credited in Guaranteed Period = $10,072.61 ($30,072.61 - $20,000)

     The Company will determine the Guaranteed Rates it offers periodically at its sole discretion. The Company has no specific formula for determining the rate of interest that it will declare as future Guaranteed Rates. The determination of Guaranteed Rates will reflect interest rates available on the types of debt instruments in which the Company intends to invest the proceeds attributable to the Contracts. (See "Investments.") The Company's management will also consider various other factors in determining Guaranteed Rates for a given Guaranteed Period, such as regulatory and tax requirements, sales commissions and administrative expenses, general economic trends, and competitive factors. The Company's management will make the final determination as to Guaranteed Rates to be offered. The Company cannot predict nor guarantee future levels of guaranteed interest rates above a contractually guaranteed minimum rate nor guarantee what rates will be offered in the future.

YOUR CHOICES AT THE END OF A GUARANTEED PERIOD

     At least 18 calendar days prior to the end of a Guaranteed Period under your Contract, the Company will send you a notice that your Guaranteed Period is about to end. At the end of your Guaranteed Period, you can do three things with the amount you have accumulated for that Guaranteed Period: (1) reinvest all or part of it in another Guaranteed Period; (2) withdraw all or part of it; or (3) use all or part of it to start your annuity payments. These choices also can be used in combination. For example, you could withdraw part of the amount you have accumulated, and reinvest the balance; or reinvest part, and use the balance to start annuity payments. Each of these choices has certain consequences, which you should consider carefully. (See "Withdrawals and Surrenders," below, and "Annuity Period" and "Federal Income Taxes.")

     Once you decide what you want to do with the Current Value for that Guaranteed Period, you must advise the Company of your decision In Writing by completing an election form. To be effective, your completed election form must be received by the Company In Writing at least five days prior to the end of the Guaranteed Period to which it applies. If you decide you want to reinvest the Current Value of your Contract for a Guaranteed Period of the same duration as the one just ending, you need not take any action.

     IF THE COMPANY DOES NOT RECEIVE YOUR PROPERLY COMPLETED ELECTION FORM IN TIME, YOUR CURRENT VALUE AT THE END OF THE GUARANTEED PERIOD WILL BE AUTOMATICALLY REINVESTED FOR A GUARANTEED PERIOD EQUAL TO THE GUARANTEED PERIOD JUST ENDED. If no such Guaranteed Period is then being offered, the Guaranteed Period with the next shortest duration will be used. If no such shorter Guaranteed Period is available, the next longest Guaranteed Period will be used. Your Current Value will then earn interest at the Guaranteed Rate applicable to the Guaranteed Period automatically selected for you. The Company will mail a confirmation statement to you the next business day after the completion of your just ended Guaranteed Period advising you of the new Guaranteed Period and Guaranteed Rate.

                          WITHDRAWALS AND SURRENDERS

GENERAL

     At any time prior to the time your annuity payments start, you may surrender all or part of the Current Value of your Contract. If, after any partial withdrawal, the Current Value of your contract is less than $2,500, the Company may terminate your Contract upon 90 days notice and refund the remaining balance to you. If you withdraw all of your Current Value, you must surrender your Contract. To make a partial or full withdrawal, you must properly complete a withdrawal request or surrender form provided by the Company, and submit it to the Company In Writing. All withdrawals may be subject to a Market Value Adjustment, a surrender fee, a deduction for premium taxes and maintenance fees, and federal income taxes and tax penalties. All applicable fees and deductions are deducted from the amount of your withdrawal in accordance with the terms of your Contract. Any Market Value Adjustment applicable to your withdrawal may either increase or decrease the amount paid to you. (See "Market Value Adjustment," below.) Accordingly, if you request that you receive a specific dollar amount upon withdrawal, the amount actually withdrawn from your Contract may be more or less than the requested dollar amount. The Company will, upon request, inform you in advance of the amount payable upon a withdrawal. Amounts are withdrawn on a pro rata basis from each of the Guaranteed Periods under the Contract.

THE MARKET VALUE ADJUSTMENT

     The amount payable upon a withdrawal before the end of a Guaranteed Period may be increased or decreased by the application of the Market Value Adjustment. When applicable, the Market Value Adjustment is applied to the amount withdrawn. If your annuity payments start before the end of your Guaranteed Period, a Market Value Adjustment may be applied to any amounts used to start annuity payments. The Market Value Adjustment will not be applied to Systematic Withdrawals, to withdrawals under the Estate Conservation Option or to a death benefit payable on death of Annuitant if paid within six months of the Annuitant's death. The Market Value Adjustment also does not apply to amounts withdrawn at the end of your Guaranteed Period, provided that five days prior to the end of that Guaranteed Period we receive notice of the withdrawal In Writing.

     The Market Value Adjustment reflects the change in the value of your investment due to changes in interest rates since the start of the Guaranteed Period under your Contract. When interest rates increase, the Market Value Adjustment amount is negative. Conversely, when interest rates decrease, the Market Value Adjustment amount is positive. Because a Market Value Adjustment can be positive or negative, it may increase or decrease the amount of your withdrawal before the end of a Guaranteed Period.

     The Company imposes a Market Value Adjustment for several reasons. Upon withdrawal of money from your Contract, the Company may need to liquidate certain assets or use existing cash flow that would otherwise be available to invest at current interest rates. The assets that are liquidated may be sold at a profit or a loss, depending upon market conditions. This profit or loss could affect the determination of Guaranteed Rates. (See "Guaranteed Periods and Guaranteed Rates," above.) To lessen this impact, certain withdrawals are subject to a Market Value Adjustment.

     For an explanation of how the Market Value Adjustment is calculated, see Appendix A.

FEES APPLICABLE TO WITHDRAWALS

     Upon any withdrawal, a surrender fee of up to 7% may be deducted from the amount withdrawn, depending on the length of time that has passed since your initial purchase payment was credited. The surrender fee only applies to the amount of your purchase payment withdrawn, but for purposes of this fee it is assumed that you are withdrawing all or a portion of your purchase payment first, not your earnings. This assumption, however, does not apply for tax purposes. (See "Federal Income Taxes.") The chart below indicates the percentage fee applied to amounts you withdraw.

                                                Surrender Fee
 Years since initial
 payment credited:          0       1       2       3       4       5       6       7
 Fee as a percentage
 of payment withdrawn:      7%      7%      6%      6%      5%      4%      2%      0%

     The surrender fee and Market Value Adjustment are waived and not applicable to any amounts withdrawn at the end of a Guaranteed Period, provided that five days prior to the end of that Guaranteed Period we receive notice of the withdrawal In Writing. The surrender fee and Market Value Adjustment, however, remain applicable to any amount you reinvest for another Guaranteed Period. For purposes of applying the surrender fee, all time periods are measured from the date your initial purchase payment is credited, even if you reinvest all or part of your Current Value in another Guaranteed Period. Once the surrender fee declines to 0%, it is no longer applicable, regardless of how long you own your Contract.

     For example, assume that the first Guaranteed Period you select is for 5 years. Further assume that at the end of this 5 year Guaranteed Period, you decide to reinvest the Current Value of your Contract for another Guaranteed Period of 4 years. Assume you then make a withdrawal (but not a Special Withdrawal, as described below) during the second year of the new Guaranteed Period. Because six years have passed since your purchase payment was credited, you would pay a 2% surrender fee, even though you could have withdrawn all or part of the Current Value of your Contract at the end of the first 5 year Guaranteed Period without paying a surrender fee. However, if you make a withdrawal during the third year of the new Guaranteed Period, or anytime thereafter, you would pay no surrender fee, because seven years would have passed since your purchase payment was credited.

     If you surrender your Contract and the Current Value is less than $2,500, the surrender fee will be waived, provided you have not withdrawn any amounts within the prior 12 months. The surrender fee is also waived if the Company terminates your Contract because its Current Value is less than $2,500. In both cases, a Market Value Adjustment will be applied, and a deduction will be made for any premium taxes and maintenance fees, if applicable.

SPECIAL WITHDRAWALS

     After you own your Contract for one year, you have the opportunity to make one Special Withdrawal per year without paying a surrender fee unless you have elected "SWO" or "ECO" described below. The maximum amount of the Special Withdrawal equals 10% of the Current Value of your Contract at the time the Company receives your withdrawal request In Writing. This opportunity is only available for the first withdrawal of each year, and all subsequent withdrawals during that year will be subject to the surrender fee, even if you did not withdraw the full 10% with your first withdrawal. If your first withdrawal for the year is in excess of 10% of the Current Value of your Contract, only the excess amount is subject to a surrender fee. A Market Value Adjustment is applicable to any amounts that you withdraw, and you also may be required to pay taxes and tax penalties. (See "Federal Income Taxes.")

THE SYSTEMATIC WITHDRAWAL OPTION

     If the Current Value of your Contract meets the minimum dollar amounts established by the Company, you can elect a program of automated partial withdrawals through the Systematic Withdrawal Option ("SWO"). SWO allows you to withdraw either a specified amount or a percentage of your Contract's value, or to withdraw amounts over a specified time period that you determine, within certain limits described in your Contract. SWO payments can be made on a monthly or quarterly basis, and the amount of each payment is determined by dividing the designated annual amount by the number of payments due each calendar year. SWO payments are withdrawn pro rata from each of the Guaranteed Periods under your Contract.

     SWO is available under three payment methods: the specified percentage method, the specified payment method, and the specified period method. The terms and conditions applicable to each of these payment methods are described in your Contract.

     Under a Contract purchased as a rollover Individual Retirement Annuity, if the SWO payment for any year is less than the minimum required distribution under the Tax Code, the SWO payment will be increased to an amount equal to the minimum distribution amount.

     If you participate in SWO, you may not utilize a Special Withdrawal to make additional withdrawals from your Contract. Once elected, SWO may be canceled at anytime by submitting a request In Writing to the Company. However, once canceled, SWO may not be elected again by you or your spousal Beneficiary. The Company reserves the right to change the terms of SWO for future elections and to discontinue the availability of this option upon notice. The Company also reserves the right to establish the date when you may first elect SWO.

     The Market Value Adjustment and surrender fees do not apply to withdrawals received under SWO, but you may be required to pay taxes and tax penalties on any amounts that you withdraw. (See "Federal Income Taxes.")

THE ESTATE CONSERVATION OPTION

     If your Contract was purchased as a rollover Individual Retirement Annuity, you are at least age 701/2 and the Current Value meets the minimum dollar amounts established by the Company, you can arrange a program of annual partial withdrawals through the Estate Conservation Option ("ECO"). ECO is designed to provide annual payments in an amount equal to the minimum distribution that is required to be withdrawn each year under the Tax Code. ECO payments are withdrawn pro rata from each of the Guaranteed Periods under your Contract. The Company will, upon request, inform you in advance of the amount payable under ECO.

     The Market Value Adjustment does not apply to withdrawals received under ECO, and surrender fees also are not applicable. You will be required to pay taxes on any amounts that you withdraw. (See "Federal Income Taxes.")

     If you participate in ECO, you may not utilize a Special Withdrawal to make additional withdrawals from your Contract. Once elected, ECO may be canceled at anytime by submitting a request In Writing to the Company. However, once canceled, ECO may not be elected again until 36 months have elapsed. The Company reserves the right to change the terms of ECO for future elections and to discontinue the availability of this option upon notice.

THE NURSING HOME WAIVER

     The Nursing Home Waiver provides that if you have owned your Contract for over one year, and the Annuitant has spent at least 45 consecutive days in a licensed nursing care facility, then the surrender fee will be waived if you withdraw any portion of the Current Value of your Contract within three years of the Annuitant's admission to such licensed nursing care facility. The Market Value Adjustment applies to withdrawals under the Nursing Home Waiver, and you also may be required to pay taxes and tax penalties on any amounts that you withdraw. (See "Federal Income Taxes.") The Nursing Home Waiver may not be available in all states and does not apply if the Annuitant was in a licensed nursing care facility when you purchased your Contract.

PAYMENT UPON WITHDRAWAL OR SURRENDER

     Under certain emergency conditions, the Company may defer payment of any withdrawal for a period not exceeding six months from date of receipt of a withdrawal request.

                             CHARGES AND DEDUCTIONS

PREMIUM TAXES

     Several states and local governments impose a premium or similar tax on annuities. Currently, such taxes range up to 4% of either your purchase payment or the amount accumulated in your Contract that you use for annuity payments. The Company initially will pay all state-imposed premium or similar taxes applicable to your Contract. These taxes will be deducted from the amounts that you use for annuity payments immediately prior to the time your annuity payments begin. If you surrender your Contract, or at your death your Beneficiary elects to receive a lump sum distribution, a charge will be deducted for any premium taxes paid on your behalf for which the Company has not been reimbursed. The Company reserves the right to deduct premium taxes at any time from your purchase payment or from the Current Value of your Contract based upon the Company's determination of when such tax is due. In the event that premium taxes are deducted from your purchase payment, the amount invested in a Guaranteed Period will be equal to the amount of your purchase payment reduced by any applicable premium tax.

MAINTENANCE FEES


     Prior to the time your annuity payments start, an annual maintenance fee may be deducted from the Current Value of your Contract on each anniversary of your Contract's effective date and upon the surrender of your Contract. The terms and conditions under which the maintenance fee may be deducted are stated in your Contract. The Company currently does not charge a maintenance fee.


                                 DEATH BENEFIT

     In your application to purchase a Contract, you will select a Beneficiary. If you or the Annuitant die before annuity payments begin, a death benefit will be paid to your Beneficiary in accordance with the terms of your Contract. If a joint holder dies, the surviving joint holder will be deemed the designated Beneficiary, and any other Beneficiary on record will be treated as the contingent Beneficiary. If the Contract holder is not a natural person, the death benefit will be payable at the death of the Annuitant or upon any change of the Annuitant.

     The amount of the death benefit equals the Current Value of your Contract, provided that the death benefit is paid within six months of the death of the Annuitant. If the death benefit is paid after six months of the date of death of the Annuitant, or if paid upon your death and you are not the Annuitant, it equals the Current Value of your contract as adjusted by any applicable Market Value Adjustment. Additionally, if you die and you are not the Annuitant, the death benefit payable will be subject to a surrender fee, if applicable. The death benefit is calculated as of the date of receipt of notification In Writing of due proof of death and the Beneficiary's claim. In certain circumstances, your Beneficiary or joint holder may have the option to continue the Contract rather than receiving the death benefit.

     You may change the Beneficiary you previously designated at any time by submitting notice In Writing to the Company. The change will not be effective until received and recorded by the Company.

DEATH BENEFIT OPTIONS AVAILABLE TO YOUR BENEFICIARY

     If you die before annuity payments begin, or, if the Contract holder is not a natural person and the Annuitant dies before annuity payments begin, any Beneficiary under the Contract who is an individual has several options for receiving payment of the death benefit. The death benefit may be paid in one lump sum payment, or all or part of such amounts may be used to start annuity payments using the Annuity Options available under the Contract. Unless the designated Beneficiary is your spouse, all death benefits paid as a lump sum must be distributed within five years of the date of death. If the Beneficiary elects to receive a lump sum payment, a charge will be deducted for any premium taxes paid on your behalf for which the Company has not been reimbursed. A spousal Beneficiary also may elect to exercise all rights under the Contract.

     If you are an individual who is not the Annuitant, and the Annuitant dies, your Beneficiary may elect either to apply all of the death benefit amount to any Annuity Option available under the Contract within 60 days of the date of death, or to receive such amount as a lump sum payment.

                                ANNUITY PERIOD

SELECTING AN ANNUITY DATE

     You select the Annuity Date for your Contract, which is the date you want your annuity payments to start under an Annuity Option that you select. This date may be any time after the first year of your Contract, and will be the later of the Annuitant's 85th birthday or the tenth anniversary of your purchase payment, unless you elect otherwise.

     You can change your Annuity Date by notifying the Company In Writing at least 30 days before your annuity payments are to begin.

     Regardless of your Annuity Date, your annuity payments will not begin until you have selected an Annuity Option. Failure to select an Annuity Option on your Annuity Date, or postponement of the Annuity Date past the later of the Annuitant's 85th birthday or the tenth anniversary of your purchase payment, may have adverse tax consequences. You should consult with a qualified tax adviser if you are considering either of these courses of action.

ANNUITY PAYMENTS

     You may apply all or a portion of the Current Value of your Contract to provide annuity payments. Annuity payments are made to you unless you request otherwise. You can request that we send annuity payments to any person you name, or have the payments deposited directly in any bank account. After your death, we will send any annuity payments still due to the Beneficiary you have selected. You may be required to pay taxes on portions of the annuity payments you receive. (See "Federal Income Taxes.")

     Annuity payments are made monthly unless you request that annuity payments be made quarterly, semi-annually or annually. You may change your request In Writing at any time. The amount of each annuity payment depends on how much of your Current Value, less applicable premium taxes, you use to start your annuity payments, and the Annuity Option that you elect. No election may be made that would result in a first annuity payment of less than $50 or total yearly annuity payments of less than $250. If the amount you have accumulated in your Contract as of the Annuity Date is insufficient to elect an Annuity Option for the minimum amount specified, you will receive a lump sum payment. After any two full consecutive years, measured from the anniversary of the effective date of your Contract, and upon 90 days notice to you, the Company may terminate a rollover Individual Retirement Annuity Contract if the paid-up benefit at maturity would be less than $20 per month. Instead of electing annuity payments, you may request that the Company make a lump sum payment. No surrender fee will be applied to any amounts used to start annuity payments, although a Market Value Adjustment may be applicable.

ANNUITY OPTIONS

     You can elect to have your annuity payments made:

     (1) for the life of your designated Annuitant or joint Annuitant;

     (2) for the life of the Annuitant but guaranteed for a minimum of 5, 10, 15 or 20 years;

     (3) for the life of two Annuitants; or

     (4) for a stated period of time (10 to 30 years).

     You must notify the Company In Writing of the Annuity Option elected at least 30 days prior to the Annuity Date. You may change your election at any time up to 30 days before your annuity payments start. If your annuity payments start before the end of your Guaranteed Period, a Market Value Adjustment will be applied to any amounts used to start annuity payments. If the Annuity Option selected is one of the first three listed above (i.e., a lifetime annuity), only a positive Market Value Adjustment will be applied. Once you elect for annuity payments to begin, you may not elect to instead receive a lump sum payment.

     If you choose an annuity for life but guaranteed for a minimum number of years, when the annuity payments start, the age of the Annuitant plus the number of years for which payments are guaranteed must not exceed 95. Additionally, federal income tax requirements currently applicable to Individual Retirement Annuities provide that the period of years guaranteed may not be any greater than the joint life expectancies of the payee and his or her designated Beneficiary.

     Further, if you choose an annuity for the life of two Annuitants, annuity payments will continue until both Annuitants have died. When this Annuity Option is chosen, you must choose one of the following:

(1) 100% of the payment to continue after the first death;

(2) 66 2/3% of the payment to continue after the first death;

(3) 50% of the payment to continue after the first death;

(4) Payments for a minimum of 120 months, with 100% of the payment to continue after the first death; or

(5) 100% of the payment to continue at the death of the second Annuitant and 50% of the payment to continue at the death of the Annuitant.

PAYMENT UPON DEATH AFTER ANNUITY PAYMENTS BEGIN

     Upon the death of either the Annuitant or the surviving joint Annuitant after annuity payments start, the amount payable, if any, to your Beneficiary depends on the Annuity Option currently in force. Any amounts payable must be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

     If you die after annuity payments start and you are not the Annuitant, any remaining payments will continue to be made to your Beneficiary at least as rapidly as under the method of distribution in effect at your death.

                                  INVESTMENTS

     Purchase payments received under the Contracts and allocated to Guaranteed Periods will be invested by the Company under the laws of the State of Connecticut. You have no priority claims on, or participation in the performance of, such assets. All such assets are the property of the Company and available to meet the guarantees under the Contracts and the general obligations of the Company.

     The assets of the Company will be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, and certain other investments.

     The Company has no specific formula for establishing the Guaranteed Rates for the Guaranteed Periods. The Company expects the rates to be influenced by, but not necessarily correspond to, the yields on the fixed income securities to be acquired with amounts that are allocated to the Guaranteed Periods at the time that the Guaranteed Rates are established.

     The Company intends to invest in assets which, in the aggregate, have characteristics, especially cash flow patterns, reasonably related to the characteristics of the liabilities. Various immunization techniques will be used to achieve the objective of close aggregate matching of assets and liabilities. The Company will primarily invest in investment-grade fixed income securities including:

   [bullet] Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

   [bullet] Debt securities that are rated, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa) or Standard & Poor's Corporation (AAA, AA, A or
            BBB) or any other nationally recognized rating organizations.

   [bullet] Other debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies and of corporations, which obligations, although not rated by Moody's, Standard & Poor's, or other nationally recognized rating organizations, are deemed by the Company's management to have an investment quality comparable to securities which may be purchased as stated above.

   [bullet] Commercial paper, cash or cash equivalents, and other short-term investments having a maturity of less than one year which are considered by the Company's management to have investment quality comparable to securities which may be purchased as stated above.

     In addition, the Company may invest in futures and options. Financial futures and related options thereon and options on securities are purchased solely for nonspeculative hedging purposes. In the event the securities prices are anticipated to decline, the Company may sell a futures contract or purchase a put option on futures or securities to protect the value of securities it holds. Similarly, if securities prices are expected to rise, the Company may purchase a futures contract or a call option thereon against anticipated positive cash flow or may purchase options on securities.

WHILE THE FOREGOING GENERALLY DESCRIBES THE COMPANY'S INVESTMENT STRATEGY, THE COMPANY IS NOT OBLIGATED TO INVEST THE ASSETS ATTRIBUTABLE TO THE CONTRACTS ACCORDING TO ANY PARTICULAR STRATEGY, EXCEPT AS MAY BE REQUIRED BY CONNECTICUT AND OTHER STATE INSURANCE LAWS, NOR WILL THE GUARANTEED RATES THE COMPANY ESTABLISHES NECESSARILY RELATE TO THE INVESTMENT PERFORMANCE THE COMPANY EXPERIENCES.

               PARTICIPANT AND BENEFICIARY RIGHTS AND PRIVILEGES

     You have the sole and absolute power to exercise all rights and privileges under the Contract, except as otherwise provided by the Contract. Your rights under the Contract may be assigned or transferred. The Company will not be bound by an assignment unless and until notice of such assignment is submitted In Writing and such assignment is accepted by the Company. The Company assumes no responsibility for the validity or effect of any assignment. The Company reserves the right not to accept any assignment or transfer to a nonnatural person. In some cases, an assignment may have adverse tax consequences. You should consult a tax adviser regarding the consequences of an assignment.

                          AMENDMENT OF THE CONTRACTS

     Only an authorized officer of the Company may change the terms of the Contract. The Company will notify you In Writing of any such change. The Company reserves the right to modify the Contract to meet the requirements of applicable state or federal laws or regulations.

                         DISTRIBUTION OF THE CONTRACTS

     Aetna Life Insurance and Annuity Company ("ALIAC"), an affiliate of the Company, will serve as the underwriter of the securities being sold by this Prospectus. ALIAC is registered as a broker-dealer with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, Inc. ("NASD"). As underwriter, ALIAC will contract with one or more other registered broker-dealers who are NASD members ("Distributors") to offer and sell the Contracts. Sales compensation paid to Distributors will not exceed 61/2 percent of the purchase payment made for a Contract. Alternatively, ALIAC may pay asset- based sales compensation annually to Distributors that will not exceed 1 1/4 percent of the assets held under a Contract. At its discretion, ALIAC may also pay sales compensation to Dealers based on both a percentage of the purchase payment and the assets held annually under a Contract. From time to time, customers of certain Broker-Dealers and other entities may be offered special initial Guaranteed Rates and negotiated commissions. ALIAC and one or more affiliates may also sell the Contracts directly. All registered representatives of the Distributors must also be licensed as insurance agents to sell the Contracts.

     ALIAC may also contract with independent third party broker-dealers who will act as wholesalers by assisting ALIAC in finding broker-dealers interested in acting as Distributors of the Contracts. These wholesalers may also provide training, marketing and other sales related functions for ALIAC and the Distributors and may provide certain administrative services to ALIAC in connection with the Contracts. ALIAC may pay such wholesalers compensation based on purchase payments for the Contracts purchased through Distributors selected by the wholesaler.

     ALIAC may also designate third parties to provide services in connection with the Contracts such as reviewing applications for completeness and compliance with insurance requirements and providing the Distributors with approved marketing material, prospectuses or other supplies. These parties will also receive payments based on purchase payments for their services, to the extent such payments are allowed by applicable securities laws and NASD rules. All costs and expenses related to these services will be paid by ALIAC.

                             FEDERAL INCOME TAXES

THE COMPANY

     The Company is taxed as a life insurance company under the Tax Code. The assets underlying the Contracts will be owned by the Company. The income earned on such assets will be the Company's income.

     The Company assumes no responsibility for determining whether a particular individual retirement annuity plan satisfies the applicable requirements of the Tax Code or whether a particular person is eligible for such a plan.

TAXES YOU OR OTHERS PAY--NON-QUALIFIED CONTRACTS

     Non-qualified Contracts are those used other than in connection with a rollover Individual Retirement Annuity or tax-favored retirement program such as an employee benefit plan.

     Accumulation Period

     The Contracts are considered annuity contracts under Section 72 of the Tax Code. Currently, no Federal income tax is payable on increases in the value of the Contract (such as interest credited to you) until payments are made to you or another payee under such Contract. However, a Contract owned other than by a natural person is not generally an annuity for tax purposes and any increase in value thereunder is currently taxable as ordinary income.

     Annuity Payments

     Annuity payments are in part taxable to you or another payee as ordinary income, and in part nontaxable. The nontaxable portion of each annuity payment is that portion of your purchase payment returned to you. This nontaxable portion is determined by dividing the "investment in the contract" (generally, your purchase payment with certain adjustments) by the amount of "expected return" during the time that periodic payments are to be made, and then multiplying by the amount of the payment. The balance of the annuity payment is taxable.

     Non-Natural Holders of a Non-Qualified Contract

     If you are not a natural person, a Non-qualified Contract is not treated as an annuity for income tax purposes and the "income on the contract" for the taxable year is currently taxable as ordinary income. "Income on the contract" is any increase over the year in the amount payable upon the withdrawal of all or any portion of the Current Value, adjusted for amounts previously distributed and amounts previously included in income. There are some exceptions to the rule, and a non-natural person should consult with its tax adviser prior to purchasing this Contract. A non-natural person exempt from federal income taxes should consult with its tax adviser regarding treatment of "income on the contract" for purposes of the unrelated business income tax.

     Withdrawals Before the Annuity Date

     Partial withdrawals prior to the Annuity Date, other than those used to provide annuity payments, and total surrenders at any time, will be taxable to you as ordinary income to the extent that the Contract's Current Value exceeds your "investment in the contract" at that time. For tax purposes, it is assumed that you are withdrawing all or a portion of your earnings first, not your purchase payment.

     If you assign or pledge any part of your Current Value, the value so pledged or assigned is treated like a withdrawal for tax purposes. Transfer of ownership without full and adequate consideration is treated for income tax purposes as a taxable surrender of the Contract. Transfers between spouses or incident to divorce are not subject to this rule.

     The tax treatment of withdrawals from each Contract may be affected if you own other annuity contracts issued by us (or our affiliates) that were purchased on or after October 21, 1988. (See the Contract Prospectus.)

     Penalty For Premature Withdrawals and Payments

     In addition to being included in ordinary income, the taxable portion of any withdrawal or payment made before you reach age 591/2 may be subject to a 10 percent penalty tax. The penalty tax does not apply to, among other things, payments made on account of your death or becoming disabled, or to payments made in substantially equal periodic payments, not less than annually, over the life (or life expectancy) of the payee or over the joint lives (or life expectancies) of the payee and a designated Beneficiary.

     Partial Annuitization

     Prior to the Annuity Date, you may withdraw a portion of your Account Value and use it to provide annuity payments, while leaving the remaining portion of your Account Value invested in one or more Guaranteed Periods. The Tax Code and the regulations thereunder do not specifically address the tax treatment applicable to payments provided pursuant to the exercise of this type of option. The Company takes the position that payments provided pursuant to this option are taxable as annuity payments, and not as a withdrawal. However, because the tax treatment of such payments is currently unclear, you should consult with a qualified tax adviser if you are considering a partial annuitization of your Contract.

     Distribution-At-Death Rules

     In order to be treated for tax purposes as a non-qualified annuity Contract, a non-qualified Contract must provide the following two distribution rules: (a) if you die on or after the Annuity Date, and before the entire interest in the Contract has been distributed, the remainder of your interest will be distributed at least as quickly as the method in effect on your death; and (b) if you die before the Annuity Date, your entire interest must generally be distributed within five years after the date of death, or if the interest is payable to a designated Beneficiary, such interest must be annuitized over the life of that Beneficiary or a period not extending beyond the life expectancy of that Beneficiary, beginning within one year after the date of death. A "designated Beneficiary" is any individual designated as a Beneficiary by you. If the designated Beneficiary is your spouse, the Contract (together with the deferral of tax on the accrued and future income thereunder) may be continued in the name of the spouse.

     Where the holder of the Contract is not an individual, the primary Annuitant is considered the owner, solely for the purpose of the distribution-at-death rules. The primary Annuitant is the individual the events in whose life are of primary importance in affecting the timing and payment under a Contract. In addition, when the holder of the Contract is not an individual, a change in the primary Annuitant is treated as the death of the holder of the Contract.

     Certain Tax-Free Exchanges

     Section 1035 of the Tax Code provides generally that no gain or loss will be recognized under the exchange of a life insurance, endowment or annuity contract for an annuity contract. Thus, a properly completed exchange from one of these types of products into a Contract pursuant to the special annuity contract exchange form the Company provides for this purpose is not generally a taxable event under the Tax Code, and the investment in the Contract will be the same as in the exchanged product.

     Because of the complexity of these and other tax aspects in connection with an exchange, a tax adviser should be consulted before any exchange is made.

TAXES YOU OR OTHERS PAY--QUALIFIED CONTRACTS

     Contracts may also be used with several types of tax-favored retirement programs, such as a rollover Individual Retirement Annuity or an employee benefit plan. The tax rules applicable to participants in such programs vary according to the type of program and the terms and conditions of the program itself.

     Contracts Purchased As A Rollover Individual Retirement Annuity

     The Contract may be purchased as a rollover Individual Retirement Annuity, by transferring amounts previously accumulated (rollover amounts) under another Individual Retirement Annuity, an Individual Retirement Account (as defined by the Tax Code), or a retirement plan qualified under Sections 401 or 403 of the Tax Code.

     For Contracts purchased as a rollover Individual Retirement Annuity, the Tax Code requires that minimum distributions must begin no later than April 1 of the year following the year in which you attain age 701/2. When payments under an Individual Retirement Annuity Contract are made in the form of an annuity, or in a single sum such as on surrender of the Contract or by withdrawal, the entire payment is generally taxed as ordinary income. As in the case of non-qualified Contracts, certain distributions, such as those made prior to your reaching 591/2, may be subject to a 10% penalty.

     Withholding on Eligible Rollover Distributions

     If you wish to rollover your entire Current Value to or from a rollover Individual Retirement Annuity, you should have it paid directly to the successor plan. Otherwise, your distribution will be subject to 20% withholding. Consult a qualified tax adviser before taking such a distribution.

     Qualified Pension, Profit-Sharing Plans, or Annuity Plans

     Sections 401(a) and 403(a) of the Tax Code permit corporate employers and self-employed individuals to establish various types of retirement plans for employees. Such retirement plans may permit the purchase of Contracts to provide benefits thereunder. The plan trustee must be the Contract holder and Beneficiary of Contracts used in such plans. The Tax Code contains requirements with respect to commencement of minimum distributions and premature withdrawals similar to those applicable to rollover Individual Retirement Annuities.

     Tax Sheltered Annuities

     Tax Code Section 403(b) permits the purchase of Contracts by employees of public schools and certain charitable, educational and scientific organizations described in Tax Code Section 501(c)(3). These qualifying employers may make contributions to the Contracts for the benefit of their employees. Such contributions are not includible in the gross income of the employee until the employee receives distributions from the Contract. The amount of contributions to the Contract used in connection with Tax Code Section 403(b) is limited to certain maximums imposed by the Tax Code. Furthermore, the Tax Code sets forth additional restrictions governing such items as transferability, distributions, non-discrimination and withdrawals. The Tax Code contains requirements with respect to commencement of minimum distributions and premature withdrawals similar to those applicable to rollover Individual Retirement Annuities.

     Withholding of Taxes

     The Company is obligated to withhold taxes from certain payments unless the recipient elects otherwise. The withholding rate varies depending upon the nature and the amount of the distribution. The Company will notify you or another payee in advance of the first payment of his or her right to elect out of withholding and furnish a form on which the election may be made. Any election must be received by the Company In Writing in advance of the payment in order to avoid withholding.

     See Your Own Tax Adviser

     The above description of Federal income tax consequences of owning a Contract and of the qualified retirement plans which may be funded by the Contracts is only a brief summary and is not intended as tax advice. The tax rules applicable to the Contracts and to tax qualified plans are extremely complex and often difficult to understand. Anything less than full compliance with the applicable rules, all of which are subject to change from time to time, can have adverse tax consequences. The taxation of an Annuitant or other payee has become so complex and confusing that great care must be taken to avoid adverse tax consequences. For further information you should consult a qualified tax adviser.

                                 LEGAL MATTERS

     The validity of the interests under the Contracts offered hereby has been passed upon by Counsel for the Company.
                                    EXPERTS

     The financial statements and schedule of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been incorporated by reference herein and into the Registration Statement on Post-Effective Amendment No. 2 on Form S-2 in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
                              FURTHER INFORMATION

     This Prospectus does not contain all of the information contained in the registration statement of which the Prospectus is a part, and certain portions of the registration statement have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The information so omitted may be obtained from the offices of the Commission, as set forth under "Available Information," upon payment of the prescribed fee.

                                   INQUIRIES

     You may direct inquiries by writing directly to us at the address shown on the cover page of this Prospectus or by calling 1-800-531-4547.

                                  APPENDIX A

                     CALCULATING A MARKET VALUE ADJUSTMENT

The Market Value Adjustment Formula

   The mathematical formula used to determine the Market Value Adjustment is:

   (1 + i)   x
   -------  ---
   (1 + j)  365

Where:

   i is the Deposit Period Yield; j is the Current Yield; and x is the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Period.

EXPLANATION OF THE MARKET VALUE ADJUSTMENT FORMULA

     The Market Value Adjustment essentially involves a comparison of two yields: the yield available at the start of the current Guaranteed Period of your Contract (the "Deposit Period Yield") and the yield currently available (the "Current Yield"). An adjustment is needed to reflect the period of time remaining in the Guaranteed Period of your contract.

     The Market Value Adjustment depends on the relationship of the Deposit Period Yield of U.S. Treasury Notes that mature in the last quarter of the Guaranteed Period, to the Current Yield of such U.S. Treasury Notes at the time of withdrawal. In general, if the Current Yield is the lesser of the two, the Market Value Adjustment will decrease the amount withdrawn from the Contract to satisfy the withdrawal request; if the Current Yield is the higher of the two, the Market Value Adjustment will increase the amount withdrawn from the Contract to satisfy the withdrawal request. As a result of the Market Value Adjustment imposed, the amount withdrawn from the Contract prior to the Maturity Date may be less than the amount paid into the Contract.

     To determine the Deposit Period Yield and the Current Yield, certain information must be obtained about the prices of outstanding U.S. Treasury issues. This information may be found each business day in publications such as The Wall Street Journal. This newspaper publishes the yield-to-maturity percentages for all Treasury Notes as of the preceding business day. These percentages are used in determining the Deposit Period Yield and the Current Yield for the Market Value Adjustment calculation.

DEPOSIT PERIOD YIELD

     Determining the Deposit Period Yield in the Market Value Adjustment calculation involves consideration of interest rates prevailing at the start of the Guaranteed Period from which the withdrawal will be made. First, the Treasury Notes that mature in the last three months of the Guaranteed Period are identified, and then, the yield-to-maturity percentages of these Treasury Notes for the last business day of each week in the "Deposit Period" are determined. The resulting percentages are then averaged to determine the Deposit Period Yield. The Deposit Period is the period of time during which the purchase payment or any reinvestment may be made to available Guaranteed Periods. A Deposit Period may be a month, a calendar quarter, or any other period of time specified by the Company.

CURRENT YIELD

     To determine the Current Yield, use the same Treasury Notes identified for the Deposit Period Yield: Treasury Notes that mature in the last three months of the Guaranteed Period. However, the yield-to-maturity percentages used are those for the last business day of the week preceding the withdrawal. Average these percentages to determine the Current Yield.


     The following are examples of Market Value Adjustment ("MVA") calculations using several hypothetical Deposit Period Yields and Current Yields. These examples do not include the effect of any surrender fee that may be assessed under the Contract upon withdrawal.

EXAMPLE I

Assumptions:

   i, the Deposit Period Yield, is 8%
   j, the Current Yield, is 10%
   x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Period, is 927.

   MVA = (1+i)   x
         -----  ---
         (1+j)  365

       = 1.08   927
         ----   ---
         1.10   365

       = .9545

     In this example the Deposit Period Yield of 8% is less than the Current Yield of 10%, therefore, the Market Value Adjustment is less than 1. The amount withdrawn from the Guaranteed Period is multiplied by this Market Value Adjustment.

     If a withdrawal of a stated percentage is requested, the value withdrawn from a Guaranteed Period will reflect the deduction of the negative Market Value Adjustment amount. However, if a withdrawal request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Period will be increased to compensate for the negative Market Value Adjustment amount. For example, a withdrawal request to receive a check for $2,000 would result in a $2,095.34 withdrawal from the Guaranteed Period.

Assumptions:

   i, the Deposit Period Yield, is 5%
   j, the Current Yield, is 6%
   x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Period, is 927.

   MVA = (1+i)   x
         -----  ---
         (1+j)  365

       = 1.05   927
         ----   ---
         1.06   365

       = .9762

     In this example the Deposit Period Yield of 5% is less than the Current Yield of 6%, therefore, the Market Value Adjustment is less than 1. The amount withdrawn from the Guaranteed Period is multiplied by this Market Value Adjustment.

     If a withdrawal of a stated percentage is requested, the value withdrawn from a Guaranteed Period will reflect the deduction of the negative Market Value Adjustment amount. However, if a withdrawal request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Period will be increased to compensate for the negative Market Value Adjustment amount. For example, a withdrawal request to receive a check for $2,000 would result in a $2,048.76 withdrawal from the Guaranteed Period.

EXAMPLE II

Assumptions:

   i, the Deposit Period Yield, is 10%
   j, the Current Yield, is 8%
   x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Period, is 927.

   MVA = (1+i)   x
         -----  ---
         (1+j)  365

       = (1.10) 927
         ------ ---
         (1.08) 365

       = 1.0477

     In this example the Deposit Period Yield of 10% is greater than the Current Yield of 8%, therefore, the Market Value Adjustment is greater than 1. The amount withdrawn from the Guaranteed Period is multiplied by this Market Value Adjustment.

     If a withdrawal of a stated percentage is requested, the value withdrawn from a Guaranteed Period will reflect the addition of the positive Market Value Adjustment amount. However, if a withdrawal request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Period will be decreased to reflect the positive Market Value Adjustment amount. For example, a withdrawal request to receive a check for $2,000 would result in a $1,908.94 withdrawal from the Guaranteed Period.

Assumptions:

   i, the Deposit Period Yield, is 5%
   j, the Current Yield, is 4%
   x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Period, is 927.

   MVA = (1+i)   x
         -----  ---
         (1+j)  365

       = (1.05) 927
         ------ ---
         (1.04) 365

       = 1.0246

     In this example the Deposit Period Yield of 5% is greater than the Current Yield of 4%, therefore, the Market Value Adjustment is greater than 1. The amount withdrawn from the Guaranteed Period is multiplied by this Market Value Adjustment.

     If a withdrawal of a stated percentage is requested, the value withdrawn from a Guaranteed Period will reflect the addition of the positive Market Value Adjustment amount. However, if a withdrawal of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Period will be decreased to reflect the positive Market Value Adjustment amount. For example, a withdrawal request to receive a check for $2,000 would result in a $1,951.98 withdrawal from the Guaranteed Period.